As filed with the Securities and Exchange Commission on August 23, 2023

Registration No. 333-272510

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-4
ON FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pyxis Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1160910 (I.R.S. Employer Identification Number)

321 Harrison Avenue

Boston, MA 02118

(Address, including zip code, of registrant’s principal executive offices)

Apexigen, Inc. 2010 Equity Incentive Plan

Apexigen, Inc. 2020 Equity Incentive Plan

Apexigen, Inc. 2022 Equity Incentive Plan

(Full titles of the plans)

Lara Sullivan, M.D.

President and Chief Executive Officer

321 Harrison Avenue

Boston, MA 02140

(617) 221-9059
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Asher M. Rubin

Frank F. Rahmani

Istvan A. Hajdu

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Telephone: (650) 565-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

Pyxis Oncology, Inc., a Delaware corporation (“Pyxis Oncology,” the “Company,” or “we”), hereby amends its registration statement on Form S-4 (File No. 333-272510) filed with the Securities and Exchange Commission (the “SEC”) on June 8, 2023, as amended by the Pre-Effective Amendment No. 1 filed with the SEC on June 29, 2023, which became effective on June 30, 2023 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”) relating to the shares of our common stock, par value $0.001 per share (our “Common Stock”) that may be issued pursuant to the Apexigen, Inc. 2010 Equity Incentive Plan, the Apexigen, Inc. 2020 Equity Incentive Plan and the Apexigen, Inc. 2022 Equity Incentive Plan (each, a “Plan” and, together, the “Plans”). All such shares of our Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment. The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 746,681 shares of our Common Stock issuable pursuant to the Plans. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

The Company filed the Form S-4 in connection with the Agreement and Plan of Merger (the “Merger Agreement”), by and among Pyxis Oncology, Apexigen, Inc., a Delaware corporation (“Apexigen”), and Ascent Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Pyxis Oncology (“Merger Sub”), pursuant to which, on August 23, 2023, Merger Sub merged with and into Apexigen (the “Merger”), with Apexigen continuing as a wholly-owned subsidiary of Pyxis Oncology.

At the effective time of the Merger (the “Effective Time”):

●

each option (each, an “Apexigen Option”) to purchase shares of Apexigen’s common stock, par value $0.0001 per share (“Apexigen Common Stock”) that was outstanding immediately prior to the Effective Time was assumed and converted as of the Effective Time into an option to acquire, on substantially similar terms and conditions as were applicable under such Apexigen Option, the number of shares of our Common Stock determined by multiplying the number of shares of Apexigen Common Stock subject to such Apexigen Option immediately prior to the Effective Time by 0.1725 (the “Exchange Ratio”) (rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share of such Apexigen Option as of immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest whole cent), subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if appliable, Section 424(a) of the Code; and

●

each award of restricted stock units of Apexigen (each, an “Apexigen RSU Award”) outstanding as of immediately prior to the Effective Time was assumed and converted as of the Effective Time into an award of Pyxis Oncology restricted stock units, with substantially similar terms and conditions as were applicable under such Apexigen RSU Award, that covers the number of shares of our Common Stock determined by multiplying the number of shares of Apexigen Common Stock subject to such Apexigen RSU Award immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share).

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “Pyxis Oncology” or the “Company” refer to Pyxis Oncology, Inc., a Delaware corporation, and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I with respect to a plan will be sent or given to employees participating in such plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in, and shall be deemed to be a part of, this Post-Effective Amendment:

●	Our Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on March 22, 2023 and amended on May 10, 2023) (the "2022 Annual Report");

●	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2023 (filed with the SEC on May 11, 2023) and the period ended June 30, 2023 (filed with the SEC on August 11, 2023);

●

The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 5, 2021, and any other amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to the 2022 Annual Report; and

●	Our Current Reports on Form 8-K filed with the SEC on March 22, 2023, March 28, 2023, May 24, 2023 (at 06:59:40), June 13, 2023, June 30, 2023, August 11, 2023 (at 06:34:09) and August 23, 2023.

In addition, we incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein), on or after the date of this Post-Effective Amendment until the completion of the offering of the securities covered by this Post-Effective Amendment or until we terminate this offering. The information contained in any such document will be considered part of this Post-Effective Amendment from the date the document is filed with the SEC. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The amended and restated certificate of incorporation of Pyxis Oncology provides that none of its directors shall be personally liable to Pyxis Oncology or the stockholders of Pyxis Oncology for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The amended and restated certificate of incorporation of Pyxis Oncology contains provisions that limit the liability of the directors of Pyxis Oncology for monetary damages to the fullest extent permitted by the DGCL. Consequently, directors of Pyxis Oncology are not personally liable to Pyxis Oncology or stockholders of Pyxis Oncology for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to Pyxis Oncology or its stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which the director derived an improper personal benefit.

The amended and restated certificate of incorporation of Pyxis Oncology and the amended and restated bylaws of Pyxis Oncology require Pyxis Oncology to indemnify its directors and officers, and allow Pyxis Oncology to indemnify other employees and agents, to the fullest extent permitted by the DGCL. Subject to certain limitations and limited exceptions, the amended and restated certificate of incorporation of Pyxis Oncology requires Pyxis Oncology to advance expenses incurred by its directors and officers for the defense of any action for which indemnification is required or permitted.

Pyxis Oncology has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that Pyxis Oncology will indemnify each of its directors and such officers to the fullest extent permitted by law and the amended and restated certificate of incorporation of Pyxis Oncology.

Pyxis Oncology maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling Pyxis Oncology for liability arising under the Securities Act, Pyxis Oncology has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION
4.1

Amended and Restated Certificate of Incorporation of Pyxis Oncology, Inc. (incorporated by reference to Exhibit 3.1 to Pyxis Oncology’s Quarterly Report on Form 10-Q, filed with the SEC on November 15, 2021).

4.2	Amended and Restated Bylaws of Pyxis Oncology, Inc. (incorporated by reference to Exhibit 3.2 to Pyxis Oncology’s Quarterly Report on Form 10-Q, filed with the SEC on November 15, 2021).
4.3*	Apexigen, Inc. 2010 Equity Incentive Plan.
4.4*	Apexigen, Inc. 2020 Equity Incentive Plan.
4.5*	Apexigen, Inc. 2022 Equity Incentive Plan.
5.1*	Opinion of Sidley Austin LLP as to the validity of the securities being registered.
23.1*	Consent of Sidley Austin LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney (included on the Signature Page).

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (1)(ii) and (a)(1)(iii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on August 23, 2023.

PYXIS ONCOLOGY, INC.

By:	/s/ Lara Sullivan, M.D.
Lara Sullivan, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Pyxis Oncology, Inc., or the Company, hereby severally constitute and appoint Lara Sullivan, M.D. and Pamela Connealy, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the post-effective amendment to Form S-4 on Form S-8 filed herewith, and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, in connection with the registration of equity securities of the Company thereunder, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Lara Sullivan, M.D.	President, Chief Executive Officer and Director	August 23, 2023
Lara Sullivan, M.D.	(Principal Executive Officer)

/s/ Pamela Connealy	Chief Financial Officer and Chief Operating Officer	August 23, 2023
Pamela Connealy	(Principal Financial Officer)

/s/ Jitendra Wadhane	Chief Accounting Officer	August 23, 2023
Jitendra Wadhane	(Principal Accounting Officer)

/s/ John Flavin	Chairman of the Board of Directors	August 23, 2023
John Flavin

/s/ Thomas Civik	Director	August 23, 2023
Thomas Civik

/s/ Darren Cline	Director	August 23, 2023
Darren Cline

/s/ Jakob Dupont, M.D.	Director	August 23, 2023
Jakob Dupont, M.D.

/s/ Rachel Humphrey, M.D.	Director	August 23, 2023
Rachel Humphrey, M.D.

/s/ Freda Lewis-Hall, M.D.	Director	August 23, 2023
Freda Lewis-Hall, M.D.